Results of Shareholder Votes

The Annual Meeting of Shareholders of the Fund was held on September 20, 2005. Shareholders voted to amend the Declaration of Trust of the Trust to change the maximum number of Trustees allowed on the Trust's Board of Trustees from seven to nine. In addition, shareholders voted on the election of trustees.

With regard to the amendment of the maximum number of Trustee's allowed on the Board of Trustees, 12,204,076 common shares voted in favor of the amendment, 569,278 common shares voted against the amendment and 256,240 common shares abstained from voting on the amendment.

With regard to the election of the following trustees by common shareholders of the Fund:

						# of Shares
					In Favor	Withheld
Randall C. Barnes			12,844,817	184,777
Daniel Black 			12,856,492	173,102
Ronald A. Nyberg			12,855,407	174,187
Michael A. Smart			12,856,840	172,754

The other trustees of the Fund whose terms did not expire in 2005 are Nicholas Dalmaso, Tracy Maitland, Derek Medina and Gerald Seizert.